Exhibit 1.2

SUPPLIER AGREEMENT

(Procurement, Bottling, Packaging, Quality and Warehousing)

Between the following parties:

REDNECK SPIRITS GROUP, LLC (RSG)	EASTSIDE DISTILLING, INC. (EASTSIDE)
10917 Old Harrods Wood Cir	1001 SE Water Avenue, Suite 390
Louisville, KY 40223	Portland, OR 97214
sachs.kevine@gmail.com	ggwin@eastsidedistilling.com
ATTN: Kevin Sachs, 502-544-5897	ATTN: Geoffrey Gwin, 212-731-2104

EFFECTIVE DATE: February 2, 2021

WHEREAS, on October 20, 2017, Eastside has previously entered into a License Agreement with Rich Marks, LLC (“Licensor”) under which Licensor granted to Eastside a license to use a certain authorized trademark solely in order to produce, manufacture, distribute and promote certain authorized products including distilled spirits, promotional materials and promotional items, which agreement was Amended and Restated on May 31, 2018 (collectively the “Eastside License Agreement”);

WHEREAS, Eastside desires to terminate its license with Rich Marks and RSG desires to enter into a new license agreement with Rich Marks and pay Eastside a Termination Fee plus purchase brand related inventory per the terms contained in that certain Termination and Inventory Purchase Agreement between and amongst the Parties of even date herewith (the “TPA”);

WHEREAS, Eastside currently produces certain skus licensed under the Eastside License Agreement and RSG desires Eastside to continue to produce and Eastside agrees to continue to produce certain skus; and

WHEREAS, Eastside, per terms and conditions contained in the TPA, has created a detailed production manual outlining the formulation, recipes, processes, quality control and bottling specifications (the “Production Manual”).

NOW, THEREFORE, it is agreed as follows:

1. GENERAL TERMS:

This is an Agreement by which EASTSIDE DISTILLING, INC. (EASTSIDE) will produce products and perform specified services for REDNECK SPIRITS GROUP, LLC (RSG).

2. DEFINITIONS:

Terms defined in Section 2 are not the only defined terms in this Agreement; other terms are defined throughout the Agreement in “Quotes”. As used herein, the terms below shall have the following meanings:

2.1	Brand Name: Name(s) given to Product(s) for identity and marketing purposes. For purposes of this Agreement: Redneck Riviera, Granny Rich, and, Howdy Dew.
2.2	Case: Box of specified quantity of Product units described in Product Exhibit.
2.3	Closure: A device used to seal individual Product.
2.4	Compliant: Valid Federal Basic Permit and a valid State Wholesaler or Distributor License.
2.5	Container(s): A bottle, pouch, cup, bag or other item filled and sealed with the Formula.
2.6	Formula: The ingredients set forth in the Product Exhibit.

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2.7	Ingredients: Raw materials listed in the Product Exhibit used in the Formula.
2.8	Label: Product information printed or affixed onto Containers.
2.9	Manufacturing Fee: EASTSIDE’s charge for producing Product quoted by Shipping Unit.
2.10	2.91 Natural Barrel Loss or the “Angels Share” loss of expected liquid from evaporation or leakage
2.11	Package: Product Containers and/or Secondary Packaging into which Product is enclosed.
2.12	Packaging Materials: Packaging components described in the Product Exhibit.
2.13	Package Specifications: Product characteristics described in the Product Exhibit.
2.14	Product: The goods produced in the manner set forth in the Product Exhibit.
2.15	Product Specifications: Product characteristics described in the Product Exhibit.
2.16	Secondary Packaging: Additional package for combining units of Product within a Case.
2.17	Shipping Unit: One Case regardless of units of Product or total case fluid capacity.
2.18	Supplies: All goods necessary for producing, labeling and packaging RSG’s Product(s).
2.19	TTB: Alcohol and Tobacco Tax and Trade Bureau

3. TERM OF AGREEMENT:

The initial term of this Agreement shall be six (6) months from the Effective Date. RSG may terminate this Agreement with thirty (30) days’ notice. The Parties may extend by mutual agreement.

4. PRODUCTS:

Currently, the Redneck Riviera product skus include: Redneck Riviera 80 proof Blended Whiskey 050 ml, 375 ml, 750 ml, and 1.75 ml; Granny Rich 86 proof Blended Whiskey 375 ml and 750 ml; and Howdy Dew 5.5 ABV Fruit Punch 12 oz cans. EASTSIDE shall produce Redneck Riviera 80 proof Blended Whiskey 750ml and Granny Rich 86 proof Blended Whiskey 750ml (the “Products”) in its Milwaukie production facility in accordance with Product Specifications described in the Product Exhibit. The remaining whiskey skus are currently co-packed by Hood River Distillers Inc (“HRD”) and Howdy Dew is canned by Craft Canning + Bottling (“Craft”). Eastside will assist RSG in transitioning co-manufacturing at HRD and Craft from Eastside to RSG with terms acceptable to RSG and Eastside.

4.1	Modifications: Product Specification(s) may not change without the prior written consent of both parties. In the event that a Product Specification is modified by mutual agreement, any change in the Supplies and/or manufacturing costs associated with such change may be passed on to RSG and amended to the Pricing and Quote Exhibit of this Agreement.

4.2	Specifications: Each Product shall meet Product Specifications set forth in the Product Exhibit. The Parties will mutually agree to resolve disposition quality issues with the Product in the event that Quality Assurance Exhibit does not specify acceptance standards.

4.3	Bottling on Contract: If necessary, EASTSIDE shall file for a “bottling on contract” to be listed on EASTSIDE’s DBA. RSG reserves to revoke the right to remove “bottling on contract” addition to EASTSIDE’s DBA at any time.

4.4	Tax and Trade Bureau Warranty: RSG acknowledges and warrants that EASTSIDE may rely upon Product Specifications when preparing and filing all documents required by the Alcohol and Tobacco Tax and Trade Bureau.

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5. PACKAGING:

Each Product shall be filled and sealed into Containers and, if applicable, Labels shall be applied to Containers. Containers may be packed in Secondary Packages in accordance with the Product Exhibit. Containers and/or Secondary Packages (when used) shall be placed in Case boxes on pallets for delivery to wholesale distribution.

6. PROCUREMENT:

RSG and EASTSIDE will coordinate in advance on sourcing and procuring all Supplies and Packaging Materials for producing and packaging RSG’s Product(s). Initially, RSG shall purchase from Eastside the existing Supplies and Packaging Materials for producing and packaging RSG’s Product(s). All Supplies and Materials needed in excess of the initial purchase shall be the responsibility of RSG to supply. Initial plans for sourcing are specified in the Product and Quality Assurance Exhibit but are subject to change based upon mutual agreement.

6.1	Purchased Materials Quality: EASTSIDE shall inspect and/or test Supplies and Packaging Materials as described in the Product and Quality Assurance Exhibit or Production Manual. RSG shall identify to EASTSIDE any reasonable additional inspection or tests desired for Supplies and Packaging Materials. Such requirement, if any, shall be described in QA Exhibit as “Receiving Quality Inspection Plans”. Unless otherwise specified in the QA Exhibit, EASTSIDE shall only be responsible, upon receipt of Supplies and Packaging Materials, to verify correct items and quantity received, and no obvious shipping damage.
6.2	Rejected Supplies: EASTSIDE may reject any item that fails to meet the Supplies and Packaging Specifications. EASTSIDE shall give notice to RSG of said rejection(s). RSG may override EASTSIDE’s rejection (and use rejected items in Product) if done so in writing or email and if EASTSIDE is relieved of its performance obligations under this Agreement.

7. FEDERAL TAXES:

RSG shall pay EASTSIDE Federal Excise Tax for all manufactured Products prior to any domestic shipment of any Product. For the remainder of 2020, RSG shall pay the lower CBMA rate of $2.70 per proof gallon, or $13.34 per proof gallon should production exceed 100,000 proof gallons. In 2021, provided Congress extends the CBMA, RSG shall continue to pay $2.70 per proof gallon, or $13.34 per proof gallon should production exceed 100,000 proof gallons. To secure the above rates, Eastside shall either allocate to RSG, or RSG secure its own TTB license.

8. MANUFACTURING ORDERS:

EASTSIDE shall produce and package Products as identified in the Product and Quality Assurance Exhibit upon receipt of Manufacturing Orders from RSG. RSG’s order shall specify the Product(s) and quantity per Product desired. RSG shall pay EASTSIDE for all Products ordered 50% in advance upon order and 50% upon completion of production. EASTSIDE will make all good faith efforts to fill all Manufacturing Orders within two weeks of receipt. RSG shall prepare a 40-day production plan and update weekly and mutually agreed on by the Parties.

9. MANUFACTURING and OTHER SERVICES:

9.1	Manufacturing Fee Changes: Manufacturing Fees will be set annually, and, may only be increased or decreased thereafter, provided there is a substantiated change of +/- two percent (2%), upon 30 days prior written notice to RSG.

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9.2	Invoicing: EASTSIDE shall provide RSG invoices after each Manufacturing Run. EASTSIDE shall not be required to ship/deliver Product until EASTSIDE receives payment of all invoices and all Federal Excise Taxes due EASTSIDE. EASTSIDE reserves the right to delay or reschedule delivery until such time as it has received payment for all invoices, provided the Parties are not in dispute regarding “Owed Amounts”. Should the Parties disagree on the Owed Amounts, RSG shall pay the undisputed amount and EASTSIDE shall ship / deliver Product as scheduled and the Parties will make good faith efforts to resolve the disputed amounts within thirty (30) days.

9.3	Taxes: The Manufacturing Fee does not include Federal or other taxes imposed upon the Product. In the event that EASTSIDE is required to pay any tax as a result of production or shipment of the Product, EASTSIDE shall inform RSG and invoice RSG separately for such tax. Within ten (10) days of receipt of such invoice, RSG shall confirm the accuracy of and pay NY such tax, at which time Eastside shall ship such product.

10. MANUFACTURING YIELDS:

10.1	Manufacturing Losses: Except as provided for in the Product and Quality Assurance Exhibit, EASTSIDE shall have no liability to RSG for yield loss of Product, Supplies and/or Packaging Materials, unless yield loss exceeds two percent (2%) of each component (ex. Front label, back label, cap, tax band, neck label, bottle, shrink band, formula components, etc.) of Supplies. Eastside is not responsible for Nnatural Barrel Loss. Total scrap allowance is the cumulative scrap resulting from processes, Supplies and Packaging Materials. During Production, if scrap fallout exceeds two percent (2%) due to supplier component quality, EASTSIDE will contact RSG to discuss a plan. IF RSG contact cannot be reached within two (2) business days, EASTSIDE shall be permitted to run at a reduced yield or stop production to prevent excessive loss.

10.2	Manufacturing Order Variance: Manufacturing Orders may have a variance of plus or minus five percent (+/- 5%). RSG agrees to pay for actual Product produced. EASTSIDE will invoice or provide a credit memo to reconcile actual production. If the variance will exceed plus or minus five percent, (+/- 5%) EASTSIDE may contact RSG to discuss the additional variance.

11. QUALITY ASSURANCE:

EASTSIDE will monitor production and packaging of each Product in accordance with EASTSIDE’s standard quality assurance (QA) procedures or as contained in the Production Plan.

11.1	Pre-production Sample: At RSG’s sole discretion, EASTSIDE will ship a sample of the pre-production bottle to RSG for approval prior to bottling at an address to be supplied by RSG. RSG will email or call to approve the sample.
11.2	Manufacturing Quality: EASTSIDE shall contact (call, voicemail, and/or email) and report quality issues outside Product Specifications which may be discovered during EASTSIDE’s manufacturing when such issues risk exceeding scrap allowances. EASTSIDE shall contact RSG to determine if RSG wants to:

a)	produce to new specifications and subsequent fallout shall not be held against EASTSIDE; or
b)	produce without regard to the issue(s) and subsequent fallout shall not be held against EASTSIDE; or
c)	suspend production

A Quality issue found during manufacturing, which may be gross and/or obvious in EASTSIDE’s sole discretion, and which does not have a specification describing acceptable limits, shall allow EASTSIDE to suspend manufacturing.

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12. LOGISTICS:

All Product produced by EASTSIDE shall be considered RSG’s Product upon delivery to EASTSIDE bonded warehouse storage, subject to the terms of this Agreement, and shall be made available for RSG sales. RSG will not be permitted to take possession of RSG Product in EASTSIDE bonded storage without having paid fees due to EASTSIDE within the credit term limits. The PO shall also specify that the “ship to” location be a compliant facility.

12.1	Shipping Logistics: RSG shall arrange for freight, either directly, through the purchaser, or a 3rd party logistics company. EASTSIDE shall be responsible for coordination with the shipping company or 3rd party logistics company for pick-up and drop-off of materials or finished goods.

12.1.1	RSG will email EASTSIDE with a list of the case quantity, destination, and shipper. The Parties will confer on allowable days for Product pickup.

12.1.2	EASTSIDE will collect and scan/fax all freight documentation (e.g. bills of lading) and email to RSG (email address) along with the list of quantities of materials received and finished goods picked up within a reasonable time, not to exceed two (2) business days.

12.2	Product Freight: RSG and/or Purchaser (Compliant wholesale/distributor/Control State) of Product shall be responsible for all freight costs to delivery destination.

13. MARKETING and SALES of PRODUCT:

RSG is exclusively responsible for all marketing and sales of all Products(s). Nothing contained in this Agreement shall be interpreted as creating a joint venture or other business affiliation, other than the contractual relationship between EASTSIDE and RSG. RSG shall be responsible for adherence with all laws and regulations governing the sale and distribution of Product(s).

13.1	RSG shall cooperate fully with EASTSIDE to remedy and/all complaints by the TTB, federal, state and/or other regulatory agencies. Failure by RSG to comply with this section shall be grounds for EASTSIDE to terminate this Agreement, provided a ninety (90) cure period.
13.2	RSG grants EASTSIDE the right to sample RSG products to the public within EASTSIDE’s facilities at RSG’s sole discretion.

14. WARRANTIES:

Each party warrants to the other party that it is duly organized and in good standing in its respective jurisdiction of organization, and that it has the authority to enter into and perform this Agreement, and that the consummation of this Agreement will not violate any agreement or judicial order to which it is a party or by which it is bound. EXCEPT AS EXPRESSLY SET FORTH HEREIN, THE PARTIES MAKE NO OTHER WARRANTIES AND HEREBY DISCLAIM ALL OTHER WARRANTIES, EXPRESS OR IMPLIED. EASTSIDE and RSG individually warrant as follows:

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14.1	EASTSIDE Warranties:

14.1.1	EASTSIDE shall produce each Product in accordance with the Product Specification at the time of production.

14.1.2	EASTSIDE shall obtain all federal, state and local permits, including FDA, necessary for the performance of its manufacturing obligations under this Agreement.

14.1.3	EASTSIDE does not warrant Product shelf life deterioration, Product degradation, or Product color fade, loss of volume, quality, taste, tampering or adulteration for any period of time.

14.2	RSG Warranties:

14.2.1	RSG’s business name, trade names, marketing, brand names and all other such information provided by EASTSIDE shall meet all applicable legal requirements.
14.2.2	RSG owns or has license to any applicable Intellectual Property applied to the Product and Package. RSG Intellectual Property shall not violate the laws and regulations of any government having jurisdiction over the Product and Package or injure or illegally infringe upon the rights of any other person and/or entity.
14.2.3	RSG shall indemnify and hold harmless EASTSIDE against and from any losses, damages, injuries, liabilities, exposure, claims, demands, settlements, judgements, awards, fines, penalties, taxes fees, charges, or expenses that are directly or indirectly suffered and incurred by EASTSIDE by virtue of entering into this agreement (Supplier Agreement), unless caused, in whole or part, by an intentional act or the negligence by and of EASTSIDE or third party providers to EASTSIDE.

15. FORCE MAJEURE:

Notwithstanding any other provision contained in this Agreement, if either party is delayed or prevented from performing its obligations under this Agreement by any cause beyond its reasonable control including, but not limited to, acts of God, nature, epidemic or pandemic, weather, war, terror, fire, traffic interruptions, governmental laws or orders, shortage of materials, strikes or labor disturbances, then that party’s performance shall be suspended or excused without damages, costs or penalties while such cause exists. The party whose performance is affected by the Force Majeure shall use its best efforts to overcome the event.

16. TERMINATION:

Either party may terminate this Agreement upon not less than sixty (60) days written notice following occurrence of the events listed in 16.1 through 16.5. However, termination of the Agreement shall not affect the right of either party to obtain such additional relief in law, in equity and/or as permitted within this Agreement to which it may be entitled.

16.1	Payment Breach: Either party fails to make payment for any amount due under the Agreement (net of any amount due from the other party) following ten (10) business days written notice of payment breach from the other party. A payment breach must be cured within thirty (30) days’ notice or the sixty (60) day notice of termination period above shall not apply, and the unpaid party shall not be responsible for obligations under this Agreement; or

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16.2	Material Breach: Either party materially breaches Agreement and fails to cure or begin to undertake substantial efforts to cure, said breach within ten (10) business days of written notice thereof by the non-breaching party; or

16.3	Bankruptcy, Insolvency, Receivership: (i) Either party voluntarily or involuntarily institutes any proceedings under any Bankruptcy Act, insolvency law or any law for the relief of debtors; (ii) Either party is subject to the appointment or application for a receiver; or (iii) Either party makes an assignment for the benefit of its creditors; or

16.4	Violation of Law: Any material violation by the other party or its agents of state or federal law or regulations related to Product, advertising, distribution, Compliance, marketing and/or sale of the Product(s); or

16.5	Disposition of Materials Following Termination: Upon termination of this Agreement, RSG will be responsible to pay EASTSIDE all open invoices and for all Supplies, Packaging Materials and work in process held at EASTSIDE’s facilities and/or at supplier locations. Following termination of this Agreement, RSG, shall pick up any paid Supplies, Packaging Materials, and/or Product within thirty (30) days. After thirty (30) days, EASTSIDE shall have the right to discard, or sell, any unbranded Supplies, Packaging Materials, and/or Product.

17. DISPUTE RESOLUTION:

Any claim or dispute arising between the parties that cannot be resolved through negotiation shall be exclusively resolved through arbitration before a sole qualified arbitrator under rules and auspices of the American Arbitration Association or such other alternative dispute settling form approved in writing by both parties. The decision of the arbitrator and damages or equitable relief provided therein may be entered as a judgment in any court of competent jurisdiction.

18. ATTORNEY’S FEES:

In the event of any controversy, claim or action being filed between the parties regarding this Agreement, the prevailing party shall be entitled to recover all expenses, costs, damages, and reasonable attorneys’ fees.

19. ASSIGNMENTS:

Neither this Agreement nor any right or obligation under this Agreement may be assigned in whole or in part by either party without the prior written consent of the other party hereto, provided that such consent shall not be unreasonably withheld. Any attempt to assign this Agreement without such consent shall be deemed void. A change in controlling ownership of either party shall not be deemed as an assignment unless such a change has a material adverse impact on the party’s ability to perform its obligations under this Agreement. Either party experiences a change in controlling ownership shall provide written notice to the other party immediately upon occurrence.

20. SUCCESSORS:

Subject to the limitations on assignment set forth herein, this Agreement is binding upon, and the benefit hereof inure to, the parties hereto and their respective successors and assigns.

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21. COUNTERPARTS:

This Agreement may be executed in one or more counterparts.

22. WAIVER:

No term, provision or condition of this Agreement, nor their strict performance, nor any remedy provided for their breach shall be waived or lost by any prior acquiescence or forbearance on the part of either party.

23. SEVERABILITY:

If any portion or provision of this Agreement shall be judged invalid, illegal, or unenforceable, no other provision shall be affected in any way.

24. NOTICES:

Notices given under this Agreement shall be deemed served upon the other party at its address listed on the cover page by certified mail with signature of receipt required. Copies of Notices sent via facsimile or email SHALL NOT constitute notice given but are encouraged for expedience. Notices given via certified mail shall be deemed served when received by the other party.

25. FACSIMILE COPIES:

A facsimile copy of this Agreement, when executed by all parties and transmitted, shall be considered as an original, legally binding and enforceable document.

26. ENTIRE AGREEMENT, APPLICABLE EXHIBITS and AMENDMENTS:

This Agreement including its Exhibits and any Amendments herein sets forth the entire Agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings. This Agreement may not be modified except by written amendment signed and dated by both parties. To be effective, any written amendment to this Agreement must be caption “Written Amendment to RSG/EASTSIDE Services Agreement.”

27. EXHIBITS:

1 – Product and Quality Assurance Exhibit
2 - Production Manual
3 – Pricing and Quote Exhibit

All Exhibits and Amendments (if any) to this Agreement follow this section and apply in their entirety as so noted within each Exhibit and/or Amendment. Amendments shall take first precedence, and Exhibits shall take second precedence where conflict may arise between Sections of this Agreement and the provision of the Exhibits and/or Amendments.

END OF AGREEMENT SECTIONS – SIGNATURE PAGE FOLLOWS

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SIGNATURE PAGE:

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date first above written.

EASTSIDE DISTILLING, INC.:

By:

___________________________________________________________Date:_________________________

Geoffrey Gwin, CFO

REDNECK SPIRITS GROUP, LLC:

By:

___________________________________________________________Date:_________________________

Kevin E. Sachs, CFO

[EXHIBITS FOLLOW]

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EXHIBIT 1 - PRODUCT AND QUALITY ASSURANCE

1. Products List:	Redneck Riviera 80 proof Blended Whiskey 750ml and Granny Rich 86 proof Blended Whiskey 750ml

2. Beverage/Packaging Specifications: see Exhibit 2 - Production Manual

3. Supplies:

Upon receiving supplies, EASTSIDE shall verify the correct items and quantity received and no obvious shipping damage, through examination of documentation and simple visual evaluations or items received. EASTSIDE will email RSG bills of lading, a count of all supplies received as well as a count of any damaged materials.

4. Manufacturing Runs:

EASTSIDE will produce the product in strict compliance with the Product and Quality Assurance Exhibit.

4.1 Proof: EASTSIDE will test each batch prior to bottling with ETS labs for alcohol content, a TTB approved lab, but is not financially or otherwise responsible for discrepancies between the ETS lab results and samples pulled by TTB officials for product audits.

4.2 Pre-production sample: EASTSIDE shall ship a pre-production sample to RSG prior to the Manufacturing Run, noting the date and flavor lot number on the bottle. RSG will email back an approval to continue the Manufacturing Run prior to the start of the Run.

4.3 Samples: EASTSIDE will retain samples of each Manufacturing Run up to 1 year.

End of Product And Quality Assurance Exhibit

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EXHIBIT 2 – PRODUCTION MANUAL

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EXHIBIT 3 – PRICING AND QUOTE

Pricing below is for: Redneck Riviera 80 proof Blended Whiskey 750ml and Granny Rich 86 proof Blended Whiskey 750ml.

This pricing doesn’t necessarily apply to new products or changes in the development of existing products.

Quote is based on a 6 – pack (6 bottles per shipping container).

Price/case:

1.	Excise Tax – $2.70 per Proof Gallon up to 100,000 gallons produced, thereafter $13.34 per proof gallon - for all products produced in 2020, and, 2021, if CBMA renewed.
2.	Production – $5.25 per 6-pack case. Includes water, filtration, proofing, blending, shrink wrap, lab test, labeling/bottling, labor, packing and palletization.
3.	Please refer to Exhibit 4 - COGS Detail by SKU for the detailed cost of each Redneck Riviera sku.

Additional Fees:

1.	Storage non-alcohol items (empty packaging materials) – $10 per pallet/month
2.	Storage alcohol items (finished goods) - $10 per pallet/month
3.	Storage of barrels - $10 per pallet/month
4.	Pallets – $10 per pallet
5.	Re-palletization/restacking charge (when whole, complete and shrink-wrapped pallets in warehouse need to be cut open and restacked to fulfill small, less than whole pallet orders) – $5 per pallet

Terms:

1.	Excise Tax shall be paid before products will be shipped from EASTSIDE warehouse
2.	Production fee due 50% upon start of production and 50% after bottling each batch of approximately 6,000 6-pack cases +/-
3.	RSG responsible for supplying all packaging materials and flavorings to EASTSIDE at RSG’s expense.
4.	RSG to arrange shipping of finished goods to RSG’s warehouses
5.	Above pricing assumes rough volumes of 6,000 6-pack cases monthly sales volume
6.	RSG to prepare a 40-day production plan and update production plan every week.
7.	Once all materials are delivered and a bottling run (Manufacturing Order) is ordered by RSG, EASTSIDE has two (2) weeks to complete production.
8.	Shipping logistics are the responsibility of RSG, paperwork and scheduling must be arranged prior to the date of shipping.
9.	All empty pallets, IBC’s, drums, buckets, etc. shipped to EASTSIDE become the property of EASTSIDE.
10.	Insurance for loss of product to be carried on bulk and finished inventory as well as work in progress by RSG. EASTSIDE will add RSG to its product contents policy for materials stored in EASTSIDE’s facilities.
11.	RSG is responsible for incoming shipments along with all transfer and/or import/export documentation. Copies must be provided to EASTSIDE.

End of Pricing And Quote Exhibit

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EXHIBIT 4 – COGS Detail by SKU

Redneck Riviera 750 mL			Unit Size	750
Proof:	80		Case Size	6
Description	Item #			Unit Cost Est.
Blank Nashville Bottle	20530		Per Bottle	$1.547
Screen-printing	23000	A	Per Bottle	$0.438
Cork - Talis 34x14 Wood	20750		Per Bottle	$0.259
Shrink Sleeve	20804		Per Bottle	$0.023
Neckband label (paper)	23003		Per Bottle	$0.029
Hang Tag	23004		Per Bottle	$0.099
Shipper (printed box 6-pack)	23001		Per Bottle	$0.125
Partition (inside 6-pack shipper)	23002		Per Bottle	$0.110
Total Packaging			Per Bottle	$2.630
Juice			Per Bottle	$2.040
Total Cost Per Bottle				$4.670
Total Raw Materials Cost			Per Case	$28.023
Co-packing Service			Per Case	$5.250
Excise Tax @ $2.70			Per Case	$2.568
Excise Tax @ $13.50			Per Case	$12.840

Granny Rich 750 mL			Unit Size	750
Proof:	86		Case Size	6
Description	Item #			Unit Cost Est.
Blank Nashville Bottle	20530		Per Bottle	$1.547
Screen-printing	23100	A	Per Bottle	$0.445
Cork - Talis 34x14 Wood	20750		Per Bottle	$0.259
Shrink Sleeve	20804		Per Bottle	$0.023
Neckband label (paper)	23103		Per Bottle	$0.076
Hang Tag	23104		Per Bottle	$0.132
Shipper (printed box 6-pack)	23101		Per Bottle	$0.172
Partition (inside 6-pack shipper)	23102		Per Bottle	$0.132
Total Packaging			Per Bottle	$2.786
Juice			Per Bottle	$3.250
Total Cost Per Bottle				$6.036
Total Raw Materials Cost			Per Case	$36.218
Co-packing Service			Per Case	$5.250
Excise Tax @ $2.70			Per Case	$2.761
Excise Tax @ $13.50			Per Case	$13.803

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Granny Rich 375 mL		Unit Size	375
Proof:	86	Case Size	12
Description	Item #		Unit Cost Est.
GRR 375ml Front Label	23105	Per Bottle	$0.022
GRR 375ml Back Label	23106	Per Bottle	$0.032
HRD Fee		Per Bottle	$0.920
Total Packaging		Per Bottle	$0.975
Juice Per Bottle			$1.625
Total Cost Per Bottle			$2.600
Excise Tax @ $2.70		Per Case	$2.761
Excise Tax @ $13.50		Per Case	$13.803

2020 Survival Kit! NSH (6/case)			Unit Size	750/375
Proof:	80	/86	Case Size	6
Description	Item #			Unit Cost Est.
RR 750			Per VAP	$4.670
GR 375			Per VAP	$2.600
Total Cost Per Bottle				$7.270
Redneck Riviera VAP pack box	23015		Per VAP	$2.110
Redneck Riviera VAP pack insert	23016		Per VAP	$-
Redneck Riviera VAP pack shipper	23017		Per VAP	$0.218
Total VAP Packaging			Per VAP	$2.328
Total VAP Cost Per Bottle				$9.598
Total Raw Materials Cost			Per Case	$57.591
Co-packing Service			Per Case	$10.000
Excise Tax @ $2.70			Per Case	$3.948
Excise Tax @ $13.50			Per Case	$26.643

Howdy Dew 4 Pack		Unit Size	4x12oz Cans
Proof:	11	Case Size	6
Description	Item #		Unit Cost Est.
Howdy Dew 4 pack boxes	29200	Per 4 Pack	$0.348
Howdy Dew Sleeve Decorated Can	29207	Per 4 Pack	$1.040
Howdy Dew Tray	29201	Per 4 Pack	$0.076
Can Lid	Craft	Per 4 Pack	$0.160
Total Packaging		Per 4 Pack	$1.624
Juice		Per 4 Pack	$0.800
Total Cost Per Bottle			$2.424
Total Raw Materials Cost		Per Case	$14.546
Co-packing Service	Craft	Per Case	$5.250
Excise Tax		Per Case	$0.015

Eastside RSG Supplier Agreement	14